EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1949
Contacts: Media - Robin Keegan 404-652-4713 Investors - Margaret R. Nollen 404-652-4720 Greg Guest 404-652-4721

Date: Feb. 3, 2005

GEORGIA-PACIFIC RAISES DIVIDEND 40 PERCENT; BOARD MEMBER ELECTED

           ATLANTA-- Georgia-Pacific Corp.'s (NYSE: GP) board of directors today increased the company's quarterly cash dividend by 40 percent to 17.5 cents per share from 12.5 cents per share. The increased dividend is equal to an annual rate of 70 cents per share compared with the previous annual rate of 50 cents per share.

           "This dividend increase directly reflects our confidence in the overall stability of Georgia-Pacific's earnings base," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "Our proven ability to generate cash provides us with a solid basis to deliver a dividend that is sustainable at a higher level. Continued improvement in our consumer products results will allow us to grow our dividend over time."

Georgia-Pacific's quarterly dividend is payable Feb. 24, 2005, to shareholders of record Feb. 14, 2005.

           In addition, the board elected Thomas D. Bell, Jr., president and chief executive officer of Cousins Properties as a director of Georgia-Pacific. Bell serves as director of Lincoln Financial Group, Regal Entertainment Group, AGL Resources Inc., the U.S. Chamber of Commerce and the National Association of Real Estate Investment Trusts (NAREIT), and is the 2005 chairman of the Metro Atlanta Chamber of Commerce.

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           Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of $20 billion, the company employs approximately 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products manufacturing business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

           Certain statements contained in this release that are not historical information, including statements regarding the company's future business outlook, earnings and dividend levels, are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of various factors, many of which are outside the control of the company, including, but not limited to, the effect of general economic conditions on the demand for consumer products, the corresponding level of demand for and cost of wood fiber, wastepaper, energy and other costs, the effect of changes in the productive capacity of manufacturers of competitive products, unanticipated expenditures with respect to environmental, safety and health laws, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-Q for the fiscal quarter ended Oct. 2, 2004.

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